EXHIBIT 99.1

HMS Settles Litigation Related To 2010 Asset Purchase - Agreement Substantially Reduces 2017 Jury Award

IRVING, Texas, July 02, 2018 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (Nasdaq:HMSY) today announced that it has reached a settlement agreement in litigation pending in the Supreme Court of New York. The case related to the acquisition earn out portion of the purchase price for Allied Management Group Special Investigation Unit, Inc. (“AMG”) which the Company acquired in 2010. As previously disclosed, a jury trial verdict was returned in favor of the plaintiffs (Dennis Demetre and Lori Lewis) on their breach of contract claim on November 3, 2017 which included an award of $60 million in damages. The parties agreed to settle the litigation for $20 million and a settlement agreement was signed on June 27, 2018.

“We are pleased to have resolved this matter,” said Jeff Sherman, CFO. The Company paid the settlement amount from available cash on June 28th, so will record a charge in the second quarter. “The settlement payment does not meaningfully change our overall liquidity profile, which remains very strong, and the charge will be treated as a non-recurring legal expense when we report second quarter results, so will not impact our adjusted EPS,” added Sherman.

About HMS

HMS is a leading provider of cost containment solutions in the U.S. healthcare marketplace. Using innovative technology as well as extensive data services and powerful analytics, the Company delivers coordination of benefits, payment integrity, and care management and consumer engagement solutions to help healthcare payers improve financial performance and clinical outcomes. Together our various services help customers recover improper payments; prevent future improper payments; reduce fraud, waste and abuse; better manage the care their members receive; engage healthcare consumers to improve clinical outcomes and increase retention; and achieve regulatory compliance. The Company serves commercial health plans, state government agencies, federal programs, at-risk providers, pharmacy benefit managers, employers and other healthcare payers and sponsors; and also serves as a subcontractor for certain business outsourcing and technology firms.

Investor Contact:	Media Contact:

Dennis Oakes	Maria Perrin
SVP, Investor Relations	Media Relations
dennis.oakes@hms.com	maria.perrin@hms.com
212-857-5786	925-858-4881